Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Franchise Group, Inc. (formerly known as Liberty Tax, Inc.):
We consent to the use of our report dated July 7, 2017, with respect to the consolidated statements of operations, comprehensive operations, stockholders’ equity, and cash flows for the year ended April 30, 2017, and the related notes, incorporated herein by reference.
/s/ KPMG LLP
January 31, 2020